UNITED HERITAGE CORPORATION RECEIVES NOTICE OF
CURE PERIOD FROM NASDAQ

January 26, 2007 - United Heritage Corporation announced today that on January 24, 2007 it received a letter from The Nasdaq Stock Market concerning the resignation of Mr. Larry W. Wilton from its Board of Directors. Mr. Wilton’s resignation resulted in the Company’s failure to comply with Nasdaq Marketplace Rule 4350(d)(2)(A), which requires its Audit Committee to be composed of three independent directors. The letter from The Nasdaq Stock Market indicated that, pursuant to Nasdaq Marketplace Rule 4350(d)(4), Nasdaq has provided the Company with a cure period in order to regain compliance. The cure period will last until the earlier of the Company’s next annual shareholders’ meeting or January 19, 2008, or if the next annual shareholders’ meeting is held before July 18, 2007, then the Company must evidence compliance no later than July 18, 2007. The Company’s annual shareholders’ meeting is scheduled to be held on February 20, 2007. The Company intends to actively begin a search for a director who has the qualifications to serve on the Audit Committee.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing. United Heritage Corporation assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.